As filed with the Securities and Exchange Commission

                                 on August 19, 2003.


                                REGISTRATION NO.
                       SECURITIES AND EXCHANGE COMMISSION

                             ----------------------

                          AMENDMENT NO. 5 TO FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               TWIN VENTURES LTD.
              (Exact Name of Small Business Issuer in its Charter)

        DELAWARE                     ----                    87-0700927
(State of Incorporation)       (Primary Standard        (IRS Employer ID No.)
                             Classification Code)

                            6418 NE AGATE BEACH LANE
                     BAINRIDGE ISLAND, WASHINGTON 98110-1000
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                                  DAVID DEERING
                                    PRESIDENT
                               TWIN VENTURES LTD.
                            6418 NE AGATE BEACH LANE
                     BAINRIDGE ISLAND, WASHINGTON 98110-1000

                                  (206)842-2026
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:

                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE
-------------------------------



Title of Each Class Of
securities to be                                     Proposed Maximum              Amount of
Registered                 Amount to be Registered   Aggregate Offering Price      Registration fee
----------                 -----------------------   ------------------------       ----------------

Common Stock of
par value $0.001
per share                                3,257,000                 $1,302,800               $105.53

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $.40 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST    , 2003



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               TWIN VENTURES LTD.

                        3,257,000 SHARES OF COMMON STOCK



Our selling stockholders are offering to sell 3,257,000 shares of our common stock. Currently, our common stock is not trading on any public market. Although there is no established public trading market for our securities we intend to seek a market maker to apply for a quotation on the OTC Electronic Bulletin Board once this registration statement is deemed effective. The 3,257,000 shares of our common stock can be sold by selling security holders at a fixed price of $.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE SHARES OF THE SELLING SECURITY HOLDERS PURSUANT TO THIS PROSPECTUS. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

The securities offered in this prospectus involved a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 3. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is August  , 2003

                                TABLE OF CONTENTS

ABOUT OUR COMPANY                                                         4
HOW OUR COMPANY IS ORGANIZED                                              4
WHERE YOU CAN FIND US                                                     5
SUMMARY FINANCIAL DATA                                                    5
RISK FACTORS                                                              6
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS                  9
USE OF PROCEEDS                                                           10
PENNY STOCK CONSIDERATIONS                                                10
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION                 10
BUSINESS                                                                  13
DESCRIPTION OF PROPERTY                                                   19
MANAGEMENT                                                                19
PRINCIPAL STOCKHOLDERS                                                    23
SELLING STOCKHOLDERS                                                      23
PLAN OF DISTRIBUTION                                                      25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                            25
DESCRIPTION OF SECURITIES                                                 25
INDEMNIFICATION OF DIRECTORS AND OFFICERS                                 26
WHERE YOU CAN FIND MORE INFORMATION                                       27
TRANSFER AGENT                                                            28
LEGAL MATTERS                                                             28
EXPERTS                                                                   28
INDEX TO FINANCIAL STATEMENTS                                             f-1

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                ABOUT OUR COMPANY

We are an exploration stage company that was formed in November 2002. After careful research for local potential for Copper-Nickel-Palladium-Platinum deposits, we focused on a belt of intrusive ultramafic rocks, which are rocks composed of predominantly ninety (90%) percent dark minerals, extending northwest from just north of Hope, British Columbia. Currently, there is no assurance that commercially minable deposit or reserve exists within our claims, until further exploration is performed and comprehensive evaluation based upon the exploration supports a different conclusion.

Based on the recommendation of our geologist, Laurie Stephenson, P.Eng., in November of 2002, the claims were staked and sold to us. In April 2003, we assigned such claims to New Heights Capital Corporation, our wholly owned subsidiary, which then registered the claims. David Deering, our President commissioned a report to evaluate the area of claims and to recommend an exploration program to explore mineral prospects and to be filed with the appropriate regulatory bodies. The report includes the initial prospecting and preliminary geological work completed by Laurie Stephenson, P. Eng., on the claims and surrounding property. It represents the first known compilation of data for the area. Mr. Stephenson has been involved in the area since March 2000 assessing the prospective geological potential, access, and general conditions. It should be noted that in 2001 the British Columbia government completed an aggressive program in the Harrison Lake-British Columbia Pacific Nickel Mine area of detailed cross-sectional geological mapping, sampling and age dating to foster further exploration along the belt and area activity has increased considerably on much of the southern portion of the belt. Notwithstanding such increased activity and the program undertaken by the British Columbian government, there is still no conclusive evidence that commercially minable deposit or reserve exists in such area.

We have completed phase one of a four step plan to evaluate our initial minerals prospect for exploration. Phase one consisted of identifying an area with promising geological properties, purchasing the initial 60 units of the Ritz property, securing a geological report on the property and completing the initial rock and silt samples on the prospect. As of March 31, 2003, we had approximately $3,606 in cash and an additional $744 in equipment for a total of $4,350 in assets. As of March 31, 2003, our liabilities were $18,700. The planned exploration expenditures of phase two and three are estimated to cost $8,200, an additional $2,500 payment is due on the Lake Lillooet Property pursuant to the Mineral Claims Agreement during the next 12 months, and our general and administrative is expected to average $200 per month for the next 12 months. We will need to raise additional capital to continue or operations past 12 months, and there is no assurance we will be successful in raising the needed capital. At this time, we do not have any lines of credit available to us.

                          HOW OUR COMPANY IS ORGANIZED

We were incorporated under the name Twin Ventures Ltd. in the State of Delaware on November 6, 2002. Since November 2002, we have spent a total of $39,500 for research and exploration. This amount represents the total amount expended on research and exploration to date. All of such expenses were used to research the prospective property for mining and exploration. In April, 2003, we acquired the outstanding common share (one common share) of New Heights Capital Corporation, an inactive Canadian corporation, in order to record our rights to the "Ritz Claim" in a Canadian corporation as required. In consideration for the purchase of the shares, the "Ritz Claim" was transferred to New Heights Capital Corporation which became our wholly owned subsidiary.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

                              WHERE YOU CAN FIND US

Our corporate offices are located at 6418 NE Agate Beach Lane, Bainbridge Island, Washington 98110-1000. Our corporate staff consists of one part time officer and three part time directors. Our telephone number is (206) 842-2026.

                             SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following summary financial data should be read in conjunction with Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data and the balance sheet date for the period from November 6, 2002 (inception) to June 30, 2003 are derived from Twin Ventures' audited Financial Statements. The statement of operations data and the balance sheet data at June 30, 2003 are derived from Twin Ventures' June 30, 2003 financial statements. The operating results for the period ended June 30, 2003 are not necessarily indicative of the results to be expected for the full year or for any future period. We are an exploration stage company.




                                                   Date of    Three Months Ended              (Date of
                                                 Inception        June 30, 2003             Inception
                                          November 6, 2002                            November 6, 2002
                                         December 31, 2002                            To June 30,2003

Statement of Operations Data:

Revenue                                           $      0              $      0              $      0
Net Losses                                        $145,920              $  2,814              $148,734
Total Operating Expenses                          $145,920              $  2,814              $148,734
General Exploration                               $ 33,500              $      0              $ 33,500
General and Administrative                        $112,420              $  2,814              $115,234


                                                    As of                  As of
                                        December 31, 2003          June 30, 2003

Balance Sheet Data:

Cash                                                   $80                $1,722
Total Assets                                           $80                $2,466
Total Liabilities                                  $30,500              $ 18,950
Stockholders Equity (deficit)                     $(30,420)             $(16,484)


                                  RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

1. We Have No Reserves and Consequently No Income, Therefore We Will Require Additional Funds to Achieve Our Current Business Strategy and Our Inability to Obtain Additional Financing Could Have a Material Adverse Effect on Our Ability to Maintain Business Operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy of exploration on the property located at Lillooet Lake. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. Therefore, you may be investing in a company that will not have the funds necessary to commence operations. Our inability to obtain financing would have a material adverse effect on our ability to implement our exploration strategy, and as a result, could require us to diminish or suspend our exploration strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service exploration programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

2. We Lack an Operating History and Have Losses Which We Expect to Continue into The Future.

We were incorporated in November 2002 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $74,600. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

     -    our ability to locate a profitable mineral property
     -    our ability to generate revenues
     - our ability to raise the capital necessary to continue exploration of the property.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

3. We Have No Known Ore Reserves and We Cannot Guarantee We Will Find Any Platinum Group Metals (Hereinafter Referred to as "Pgm") or Other Minerals; If We Find Pgm or Other Minerals, There Can Be No Guarantee That Production Will Be Profitable.

We have no known ore reserves. We have not identified any PGM mineralization on the property and we cannot guarantee we will. Platinum Group Metals include platinum, palladium, rhodium, iridium, osmium and ruthenium which are valuable because they are used in jewelry, electrical trades, catalytic converters, the chemical industry and dentistry.

Even if we find that there is PGM mineralization on our property, we cannot guarantee that we will be able to recover the metals profitably.

4. If We Fail to Pay Royalties to Mr. Garth Barton Under the Terms of Our Contract, It is Possible that our Claims to the Property will Revert Back to Mr. Barton Which Will Force Us To Cease Operations.

Pursuant to our Agreement with Garth Barton for the purchase of the mining property we are required to pay $33,500 plus advance royalties of $25,000 to be paid annually commencing 36 months from the date of signature of the agreement. $16,000 of the $33,500 has already been paid and an additional $2,500 is due in May 2004, an additional $2,500 is due in May 2005 and the balance of $12,500 is due by May 2006. Failure to make any of such payments in a timely manner will result in reversion of this property to Mr. Barton. The advance royalties of $25,000 due regardless of it we find and remove mineralized material from the property. Failure to pay the advance royalties will cause a reversion of the property within ten days of such failure. If we fail to make such payments in a timely manner and the property reverts to Mr. Barton we will be forced to cease operations.

5. It is Possible That There May Be Native or Aboriginal Claims To Our Property Which Could Affect Our Ability To Explore This Property.

Although we believe that we have the right to explore this property, we cannot substantiate that there are no native or aboriginal claims to our property. If a native or aboriginal claim is made to this property, it would negatively affect our ability to explore this property. If it is determined that there is a legitimate claim to this property then we may be forced to return this property without adequate consideration. Even if there is no legal basis for such claim, the costs involved in resolving such matter may force us to delay or curtail our exploration completely.

6. Weather Interruptions in the Province of British Columbia May Affect and Delay Our Proposed Exploration Operations.

While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassible. When roads are impassible, we will be unable to continue exploration work.

7. We Are Small and Do Not Have Much Capital and Therefore We Must Limit Our Exploration and As A Result We May Not Find Mineralized Material.

We are a small operation and do not have much capital. Therefore, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material even though our property may contain mineralized material.

If we do not find mineralized material or we cannot remove the mineralized material, because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

8. We May Not Have Access to All of the Supplies and Materials We Need to Begin Exploration Which Could Cause Us to Delay or Suspend Operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials we need.

9. David Deering's Control May Prevent You from Causing a Change in the Course of Our Operations and May Affect the Market Price of Our Common Stock.

David Deering beneficially owns approximately 73% of our common stock and will control us after the offering.

Accordingly, for as long as Mr. Deering continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

10. There Is No Public Trading Market for Our Common Stock and There Is No Assurance That the Common Stock Will Ever Trade on a Recognized Exchange.

There is no established public trading market for our securities. Therefore, there is no central place, such as a stock exchange or electronic trading system, to resell your common shares. If you do want to resell your common shares, you will have to locate a buyer and negotiate your own sale. We currently intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate his investment.

11. Loss of Our Key Management Staff, David Deering, Brian Bisset and Andrew Norins Will Be Detrimental to Our Business.

We are presently dependent to a great extent upon the experience, abilities and continued services of David Deering, Brian Bisset and Andrew Norins. Specifically, the loss of Mr. Deering expertise in the mineral exploration would negatively impact our operations since Mr. Deering has significant experience in exploration. He we lose his services we would be forced to find another engineer to assist us in our exploration. This would be costly to us in terms of both time and expenses, In addition, both Brian and Andrew have extensive experience in the management and daily operations of small businesses and our operations would be delayed if we were to lose either or both of these individuals. Therefore, the loss of the services of David, Brian or Andrew could have a material adverse effect on our ability to explore this property and continue our daily operations.

12. Our Sole Officer Has a Conflict of Interest in That He Is an Officer and Director of Another Exploration Development Company Which Will Prevent Him from Devoting Full-time to Our Operations Which May Affect Our Operations.

Our sole officer, David Deering has a conflict of interest in that he is an officer and director of Garex International Exploration Corp. which is another company which is also an exploration management company. David's other activities will prevent him from devoting full-time to our operations and it is possible that there may be a conflict of interest in providing the same services to two companies which have similar business plan. It is possible that the time he must spend on his duties to the other company may delay our operations and may reduce our financial results because of the slow down in operations. In addition, it is also possible that Mr. Deering may have a conflict in his fiduciary responsibilities to us if he discloses information regarding our exploration to the company.

13. A Business Combination with a Third Party Will Probably Result in a Change in Control and of Management.

A business combination with a third party involving the issuance of our common stock will, in all likelihood, result in shareholders of another company obtaining a controlling interest in us.

The resulting change in control will likely result in removal of our present officer and director and a corresponding reduction in or elimination of his/her participation in our future affairs.

14. "Penny Stock" Rules May Make Buying or Selling Our Common Stock Difficult.

Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker- dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

     - Make a suitability determination prior to selling a penny stock to the purchaser;
     -    Receive the purchaser's written consent to the transaction; and
     -    Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

15. We Will Require Additional Management Personnel with Expertise in Mining and Exploration in Order to Achieve Our Business Objectives.

We will require additional management, middle management and technical personnel who have previous expertise in mineral exploration in order to achieve our business objectives. We may be unable to attract, assimilate or retain other highly qualified employees. There is significant competition for qualified employees in the exploration industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

16. We Do Not Expect to Pay Dividends and Investors Should Not Buy Our Common Stock Expecting to Receive Dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus under "Risk Factors," Plan of Operation," "Business," and elsewhere are forward- looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors."

In some cases, you can identify forward-looking statements by the words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward- looking statements.

                                 USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                         DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our Regulation D Rule 506 private placement in March 2003.

The offering price is not an indication of and is not based upon the actual value of Twin Ventures. The offering price bears no relationship to the book value, assets or earnings of Twin Ventures or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                           PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has experienced losses from inception. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.
                                       10

Overview

Since our inception, our operations have been devoted primarily to identifying, purchasing and completing the initial exploration work on a mineral property. We intend to grow through exploration and of the Lillooet Lake property and the identification and acquisition of other properties with mineral exploration.

This property does not have any known reserves and our proposed program is exploratory in nature. Because of uncertainties surrounding our exploration, we anticipate incurring exploration stage losses in the foreseeable future. Our ability to achieve our business objectives is contingent upon our success in raising additional capital until adequate revenues are realized from operations. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our property. The property is without any known reserves and the proposed program is exploratory in nature and therefore further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. Reserves are measurable zones of minerals over a certain area and mineral deposits are reserves that can be economically exploited.

Exploration stage expenses from inception through March 31, 2003 were $33,500 general exploration costs related to the mineral rights of the exploration property and $113,100 of general and administrative costs related to stock compensation for services of $102,000, bank charges of $100, accounting charges of $2,500, legal charges of $7,500 and office/web site costs of $1,000 for a total expense of $146,600 as captioned in the financial statement's statement of operations. Included in the exploration expense was $16,000 of cash paid on the initial payment for the property and no money was spent on further evaluation of the property. These fees were in furtherance of Phase I to purchase and evaluate a property. Fees were incurred in the start-up costs of our company as well as the fees to prepare our audited financial statements and this registration statement These fees were included in the general and administrative expense as discussed earlier in this paragraph.

Plan of Operation

We have completed phase one of a four step plan to evaluate our initial minerals prospect for exploration. Even if we complete all four phases, all we can hope to have accomplished is to be able to identify targets for further exploration which will consist of trenching, drilling and feasibility studies which will be the most expensive parts of the exploration process. Phase one consisted of identifying an area with promising geological properties, purchasing the initial 60 units of the Ritz property, securing a geological report on the property and completing the initial rock and silt samples on the prospect. We plan to complete phase two and three during the next 12 months. If we get positive results in phase two and three we will be required to seek additional capital as recommended by the consultant's report. We will attempt to raise capital from sale of our common stock, loans from investors, shareholders or management, and/or joint venture partners. However, there are currently no negotiations or arrangements for future financing at this point in time. Management will use its best efforts to raise the additional funds to carry out the planned exploration program but there is significant risk that we may not secure the necessary funding. The following table details the remaining 3 steps to our initial exploration of the Ritz property:

              Phase II: Geological Traverses

              Senior Geologist 3 day @ $300 per day                $900.00
              Filing Fee                                           $300.00
              1 Geo-technician 3 days at $150.00                   $450.00
              (a Geo-technician is a person trained in the
              methods and procedures to collect geological,
              geochemical and geophysical data under the
              supervision of a qualified degree accredited
              geologist)
              Equipment Rental 4 wheel drive @ $50.00 per day      $150.00
              Assays 60 @ $10.00 each                              $600.00
              Food, Fuel etc                                       $200.00
              Report                                               $600.00
                   TOTAL                                         $3,200.00


              Phase III

              Follow-up Geochemical sampling and detailed        $5,000.00
              geological mapping
                   TOTAL                                         $5,000.00

              Phase IV Airborne EM Survey

              Airborne EM Survey 100 line kilometers @ $150     $15,000.00
              per km
              Follow-up geological surveys                      $25,000.00
                   TOTAL                                        $40,000.00

If we are successful in completing the 3 additional steps of exploration, management will access the results to determine the advisability of exploration of the property. If management determines the results merit further exploration the plan is to raise additional capital, and/or seek an industry partner to pay the further costs of operations. There is no assurance we will be successful in raising the funds or finding a joint venture partner in order to complete further exploration. We could be forced to abandon the property of sell it for a significant loss if we are unable to secure the necessary capital.

If mineralization if not found on the property or if we can not recover the metals profitably, then we intend to pursue other properties for exploration. The purchase and explorations of such properties will depend on our ability to raise additional capital. If we are unable to raise additional capital, then we may need to cease operations if there is no mineral found on the property or if the metals can not be recovered profitably.

Capital Resources and Liquidity.

As of March 31, 2003, we had approximately $3,606 in cash. The planned exploration expenditures of phase two and three are estimated to cost $8,200, an additional $2,500 payment is due on the Lake Lillooet Property pursuant to the Mineral Claims Agreement on May 15, 2004 which is 12 months from the title registration on such claims. During the next 12 months, and our general and administrative is expected to average $200 per month for the next 12 months. We have no plans to pay salaries to our officers or employees during the next 12 months. We do not believe we will have sufficient cash to meet our minimum exploration, including phase two and phase three, and operating costs for the next 12 months unless we are successful in raising additional capital. In addition, we will need to raise additional capital to continue or operations past 12 months, and there is no assurance we will be successful in raising the needed capital.

                             BUSINESS - OUR COMPANY

Organization

We were organized as a Delaware corporation in November 2002 for the purpose of acquiring and exploring mineral properties.

Our Business

We are engaged in the acquisition and exploration of mineral properties. Our first acquisition was mineral claims described below, which are known as the "Ritz Claims". We intend to conduct exploration work on this property in order to ascertain whether it possesses commercially developable quantities of platinum and/or palladium, referred to as platinum group metals or "PGM". We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our property. The property is without any known reserves and the proposed program is exploratory in nature. There can be no assurance that a commercially viable mineral deposit, or reserve, exists on the Ritz claims until appropriate exploratory work is completed and a comprehensive evaluation based on such work concludes economic feasibility.

Mineral Property Agreement

We purchased the property containing mineral claims from Garth Barton in November, 2002. The property consists of 20 unpatented two post mineral claims and one unpatented four post mineral claim representing 40 units that have been staked and recorded and occur in the Lillooet mining division. The claims are contiguous. In April 2003, the "Ritz Claim" was transferred to of New Heights Capital Corporation in exchange for New Heights Capital Corporation's one outstanding common share of stock. Pursuant to same, New Heights Capital Corporation became our wholly owned subsidiary. The acquisition of New Heights Capital Corporation, an inactive Canadian corporation, was undertaken for the purpose of recording our "Ritz Claim" in a Canadian corporation as required. The total purchase price of the claim was $33,500, of which $16,000 was paid upon receipt of such claims in November 2002. Pursuant to the terms of the contract, advance royalties of $25,000 are to be paid annually commencing 36 months from the date of signature of the agreement. Such advanced royalties are due in a timely manner regardless of whether we find or removed mineralized material from the property. Failure to pay the advance royalties will cause a reversion of the property within ten days of such failure. Mr. Barton is required to keep the claims in good standing for at least 18 months from the date of the agreement. In addition, Mr. Barton is required to provide geological consulting services for the claims and maintain the claims in good standing for a period of 36 months with fees advanced by us prior to the anniversary dates from signature of the agreement. Said fees are to be deducted from the total cost.

The total purchase price for these is $33,500, of which $16,000 was paid upon receipt of such claims in November 2002. Such claims were actually titled in our subsidiary in May 2003 and therefore this is the date by which all payments commence. In addition, these claims are subject to a 2.5% Net Smelter Royalty and a 7.5% Gross Rock Royalty. Garth Barton is the beneficiary of such royalties. 1 1/2% of the Net Smelter Royalty can be acquired for $1.0 million within 12 months from the commencement of commercial production. Even if we acquire this 1 1/2% of the Net Smelter Royalty, Mr. Barton will still be owed the 1% of the Net Smelter Royalty. Additional payments and obligations to Garth Barton are as follows:

     O    Payment of $16,000 on transfer of property title (paid).
     O    Payment of $2,500 12 months from transfer of property title (May
          2004).
     O    Payment of $25,00 24 months from transfer of property title (May 2005)
     O Provide funds to complete assessment work in order to maintain the property in good standing. Assessment work has been completed for the first year and the cost in future years will be a minimum of $3,900 per year. The initial payment of $16,000 plus the $2,500 payment referred to above are credited towards assessment work obligations.
     O    $12,500 at 36 months from transfer of property title (May 2006).

In order to maintain the property in good standing all claims staked in British Columbia require $65 worth of assessment work to be undertaken in Year 1, followed by $130 per claim per year thereafter.

To date we have incurred expenditures of approximately $2,500 on the property for the preliminary exploration work on the claims in 2002. This work included the collection and analysis of 17 rock samples.

Our expected source of funds to meet upcoming obligations are private placement of debt or equity and/or loans from management or shareholders. There is no guarantee that we will be able to secure such funds.

Definitions

Gross Rock Revenue means, for any period, the gross proceeds received by Garth Barton in that period from the sale of unrefined rock or gravel removed from the leased property less any treatment, beneficiation or other changes or penalties deducted by the purchase to whom such Rock is shipped, less:

(a) all costs of Garth Barton associated with such sales involving handling, weighing, sampling, determination of water content, insuring, packaging and transporting Rock;

(b)  the costs of marketing, including rebates or allowances made or given; and

(c) any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income). Minerals means the ores or concentrates of minerals, as that term is defined in the Mineral Tenure Act (British Columbia), and the rock that is part of such ores and concentrates sold by Garth Barton.

Therefore if we have $100,000 in Gross Rock Revenue from these claims, Mr. Barton will be entitled to 7.5% of such revenues or $7,500. This percentage that we pay to Mr. Barton will an impact on our operating margin but we will only have to pay same once revenues are recognized from the sale of the gross rock. Such percentages are on par with the royalties based on the average industry standards.

Net Smelter Return means, for any period the difference between:

(a) the sum of:

     (i) the gross proceeds received by Garth Barton in that period from the sale of refined minerals such as platinum, palladium, gold, and silver produced from the property to a party that is arm's length to Garth Barton, or that would have been received by Garth Barton if the purchase of the Minerals were at arm's length to Garth Barton; and

     (ii) in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer; and

(b) the sum of:

     (i)       All amounts paid on account of Advance Royalty Payments;

     (ii)      any insurance costs in connection with shipping such Minerals;

     (iii)     any costs of transport;

     (iv) All costs of Garth Barton associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

     (v) the costs of marketing, adjusted for rebates or allowance made or given;

     (vi) any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof; and

     (vii) any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Therefore if we have $100,000 in Net Smelter Revenue (the sale of refined minerals) from these claims, Mr. Barton will be entitled to 2.5% of such revenues or $2,500. This percentage that we pay to Mr. Barton will an impact on our operating margin but we will only have to pay same once revenues are recognized from the sale of the of the refined minerals. Such percentages are on par with the royalties based on the average industry standards.

Location and Land Status

The property is located about 3 hours from Vancouver British Columbia, Canada via the Sea-to-Sky Highway 99 (approximately 115 km NNE of Vancouver): north along Howe Sound from Vancouver's North Shore to Squamish, and then through the winter resort town of Whistler to Pemberton. Access from is from well maintained logging road just off the Duffey Lake paved highway immediately northeast of the bend in Lillooet Lake, less than 25 km south east of the town of Pemberton

The Property consists of 20 unpatented two post mineral claims and one unpatented four post mineral claim representing 40 units that have been staked and recorded and occur in the Lillooet mining division. By staked, we mean that a stake has been placed in the ground on each claim and we have applied to the government for the right to these mineral rights. The claims are contiguous. The complete list of claims held by us is as follows:

Table 1.  Lillooet Lake RITZ Claims

Claim Name      Units      Record #       Expiry Date       Map Sheet         Locator        Agent for *
--------------- ---------- -------------- ----------------- ----------------- -------------- ----------------
Ritz            20         398116         Nov. 3, 2003      M092J01W          G. Barton      Self
                                                            & M092J08W

Ritz 1          11         398117         Nov. 3, 2003      M092J08W          G. Barton      Self

Ritz 2          1          398118         Nov. 3, 2003      M092J08W          G. Barton      Self

Ritz 3          1          398119         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 4          1          398120         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 5          1          398121         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 6          1          398122         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 7          1          398123         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 8          1          398124         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 9          1          398125         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 10         1          398126         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 11         1          398127         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 12         1          398128         Nov. 4, 2003      M092J08W          G. Barton      Self

                                       15


Ritz 13         1          398129         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 14         1          398130         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 15         1          398131         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 16         1          398132         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 17         1          398133         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 18         1          398134         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 19         1          398135         Nov. 4, 2003      M092J08W          G. Barton      Self

Ritz 20         1          398136         Nov. 4, 2003      M092J08W          G. Barton      Self
--------------- ---------- -------------- ----------------- ----------------- -------------- ----------------
TOTAL          40          UNITS

History

The Ritz claims were staked following initial field investigations of several unexplained Nickel-Copper regional geochemical survey (RGS) stream sediment anomalies in the area. Extensive research uncovered that although the areas has had prospectors passing through it, no previous detailed work had been done in the immediate area of the claims.

As well there are no recorded mineral occurrences or reports of assessment work in the streams and rivers draining the area from which the anomalous samples were collected. The nearest property that has filed an annual government mandated Assessment Report (1984) is from about 3-5 km north of the belt, where RGS samples have dissimilar signatures. The work described was minor, and mentions an occurrence of anomalous Copper and Gold in a shear zone.

The Twin Ventures Ltd. Ritz mineral claims situated on the east side of Lillooet Lake in South-western British Columbia are located centrally in a geologically diverse, well mineralized belt of rocks that not only has numerous mineralized showings of various metals (nickel, copper, zinc, gold, platinum, palladium, silver, cobalt, chromium) but also has seen several profitable mines in production.

The claims are located in an area that has rocks that are considered the northern extension of the Harrison Nickel belt. This belt is a structurally controlled intrusive related mafic-ultramafic sequence of the over 65 million year old Cretaceous intrusive rocks intruding an earlier older (between 65 million and 600 million years old) Palaeozoic sequence of metamorphosed -sedimentary and metamorphosed volcanic rock. These volcanic rocks were originally deposited as sediments and/or volcanic lavas and have subsequently been subjected to heat from the intrusives and pressure and from burial and or the moving continents which have changed their chemical composition. All of the potential ground has recently been staked for over 60 kilometres along strike.

The area was prospected in the early days of gold rush by prospector's heading to the Fraser River gold rush in the late 1840s. All along the east side of Lillooet Lake there are historic reports of placer platinum showings including Twin One and Twin Two Creeks included within the Ritz claims of Twin Ventures. (Placer deposits are sands deposited by active streams and rivers that may or may not contain economic metals - usually gold, but in this case platinum, because the gold and platinum are heavier they collect in these areas of sand) In summary, the Ritz mineral claims owned by Twin Ventures Ltd. are centrally located within a geological belt that has witnessed many producing mines and has a variety of other advanced showings of differing commodities.

Recent Work

Six man days of initial reconnaissance surveys, prospecting and geological traverses were undertaken along the roads and drainages within the claims and immediately surrounding terrain. A total of 17 rock samples were collected and submitted for geochemical analysis at Acme Analytical Labs in Vancouver, BC. Following receipt of favorable results, three man days of helicopter support follow-up boulder prospecting on the Twin One logging road system confirmed that the lower slopes above Lillooet Lake may have as their predominant rock type forming the ground around them , at least in part, to be sulphide-bearing mafic-ultramafic rocks. Several of the boulders contain abundant sulphides, mainly pyrrhotite, local chalcopyrite, pyrite, and contain anomalous values in Ni, Cu, Co, Cr, Pt, Pd and Au. It should be noted that although the grades are sub-economic, the results are encouraging.

Geology of the Ritz Claims

The regional and property geology of the Ritz claims is summarized in the Geology Report which was authored by , Laurie Stephenson, P. Eng., a geologist who is independent from us.

There is tremendous similarity and coincident features in the rock types and geophysical imprint between the geology of the Pacific Nickel Mine area and the ultramafic belt extending to the northwest.

Although the Pacific Nickel Mine area lies more than 50 km to the SSE along the regional structural trend from the Ritz claims, recent regional geologic mapping suggests a correlation. The lack of exploration in this area makes it a unique, underdeveloped mineral belt requiring a concerted exploration program. The report indicates that prospectively there may be a discovery of platinum group metals on the Ritz claims. However, there is no assurance that there will be sufficient quantities of these or other minerals on the property to justify commercial mining.

Conclusions and Recommendations of the Geology Report

Our Geology Report was prepared by Laurie Stephenson a qualified engineer who has no relationship with us except for acting as our independent geologist. The Geology Report concludes that the Ritz claims provides an attractive exploration prospect for platinum group and nickel/copper mineralization. Initial work conducted on the Ritz claims shows the recently taken 17 rock samples revealed elevated anomalous values for copper, nickel and chromium.

The Geology Report recommended a three phase program of work The Phase I budget will cover initial geological mapping; silt (soil if necessary) geochemical sampling of defined drainages; and prospecting. The Geology Report Phase II work consists of follow-up geochemical sampling and detailed geological mapping. Following successful geological mapping, sampling and prospecting of Phase I and II, it is recommended that a Phase III exploration program be undertaken utilizing a helicopter equipped, deep penetrating airborne ElectroMagnetic system (such as AeroTem) to conduct a detailed geophysical survey of the target areas to further refine the targets. These systems work on the principal that an "Electro" electric current will generate a "Magnetic" field which will interact with minerals in the ground to create a secondary, measurable "Magnetic" field to produce an "anomolous response

The recommendations of the qualified engineer Laurie Stephenson are:

"The Ritz property is at an early stage of exploration. Access is straightforward and the lower parts of the property can be worked for much of the year. A staged series of shorter programs is most likely the approach to take. After each of these programs, the approach should be evaluated and a new set of recommendations put forward. Initially, the property still requires reconnaissance geology and prospecting to better establish the presence and position of the rocks of exploration interest.

If cover prevents this, it may be worthwhile to consider flying an airborne geophysical survey, with (magnetics, EM, and perhaps radiometrics), to help determine and guide any recommended follow-up work. If the geochemistry is correct, and the belt of potential host rocks is as long as 10 or 15 km, strong consideration should be given to staking more claims early in the initial program.

The initial phase of exploration for the claims will consist of detailed geological mapping of all roads within and buttressing the claims and silt sampling of every drainage or draw (soil sampling if necessary). This work is important in establishing the base and anomalous geochemical values and the structural implication of the drainages as faults or contacts."

Proposed Budget

Approximate costs for the recommended three-phase program are as follows:

The Phase II budget will cover initial geological mapping; silt (soil if necessary) geochemical sampling of defined drainages and prospecting. It is estimated to cost $3,200 as described below. All figures in US dollars.

              Phase II: Geological Traverses

              Senior Geologist 3 day @ $300 per day                $900.00
              Filing Fee                                           $300.00
              1 Geo-technician 3 days at $150.00                   $450.00
              Equipment Rental 4 wheel drive @ $50.00 per day      $150.00
              Assays 60 @ $10.00 each                              $600.00
              Food, Fuel etc                                       $200.00
              Report                                               $600.00
                   TOTAL                                         $3,200.00

              Phase III

              Follow-up Geochemical sampling and detailed        $5,000.00
              geological mapping
                   TOTAL                                         $5,000.00

              Phase IV Airborne EM Survey Following successful geological mapping, sampling and prospecting of Phase I and II, it is recommended that a Phase III exploration program be undertaken utilizing a helicopter equipped, deep penetrating airborne EM systems (such as AeroTem) to conduct a detailed geophysical survey of the target areas to further refine the targets. Detailed grid establishment followed by geological mapping and geochemical surveying would be conducted prior to diamond drilling (Phase
              III).

              Airborne EM Survey 100 line kilometers @ $150     $15,000.00
              per km
              Follow-up geological surveys                      $25,000.00
                   TOTAL                                        $40,000.00

Even if we complete all four phases, all we can hope to have accomplished is to be able to identify targets for further exploration which will consist of trenching, drilling and feasibility studies which will be the most expensive parts of the exploration process.

                                    WEBSITE

We currently own our own domain name www.twin-ventures.net. We are currently in the process of constructing a website to provide our shareholders and investors with information relating to the exploration of the Ritz claims. We anticipate that our website will be operational by the beginning of June 2003.

                                    OFFICES

Our corporate offices are located at 6418 NE Agate Beach Lane, Bainbridge Island, Washington 98110-1000. Our telephone number is (206) 842-2026.

                                    EMPLOYEES

We currently have no employees. We have one person in management and two part-time directors. We plan to employ people as we continue to implement our plan of operation and exploration of the Ritz property.

                             DESCRIPTION OF PROPERTY

We currently use approximately 400 square feet of leased office space in the historic 6418 NE Agate Beach Lane, Bainbridge Island Washington. We lease such space from David Deering, our President for $200 month which covers the use of the telephone, office equipment and furniture.



The Twin Ventures Ltd. Ritz mineral claims situated on the east side of Lillooet Lake in South-western British Columbia are located centrally in a geologically diverse, well mineralized belt of rocks that not only has numerous mineralized showings of various metals (nickel, copper, zinc, gold, platinum, palladium, silver, cobalt, chromium) but also has seen several profitable mines in production. he claims occur at the northern extension of the Harrison Nickel belt, a structurally controlled intrusive related mafic-ultramafic sequence of Cretaceous intrusive rocks age intruding an earlier Palaeozoic sequence of meta-sedimentary and metavolcanic rock. All of the potential ground has recently been staked for over 60 kilometres along strike. A copy of the map of the property is included with this prospectus.

                                LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

         NAME       AGE      POSITION
         ----       ---      --------

     David Deering  55       CEO/President
                             Secretary/Treasurer/
                             Director

     Brian Bisset   42       Director

     Andrew Norins  33       Director

David Deering, P. Eng. is our founder, Chief Executive Officer, President, Secretary, Treasurer, and Director. Since 2000, Mr. Deering has been the President of Garex International Exploration Corp. In such capacity he has managed all aspects of an exploration management company. He has also been responsible for the financial management, supervision of technical consultants and public relations. From 1981 to 2000, as an independent engineer, he has been evaluating mineral exploration/mining projects and technology for public companies world wide; personnel management, property assessment, property negotiations, data presentation and promotion.

From 1981 to 1983 he was Project Manager of Energex Minerals Ltd. where he directed gold exploration efforts in western USA and completed a pre-feasibility study of the Toodogogone Gold Project, B.C. where evaluation of geological information and confirmation drilling resulted in a mine reserve study; bulk sample extraction and design, construction and on- site operation of a gravity-flotation pilot plant. From 1979 to 1981, he was Area Sales Manager, Vancouver, B.C. for Jarvis Clark Ltd., North Bay, Ontario, a manufacturer of underground mining machinery where he was responsible for all aspects of sales and service of drills, LHD, trucks and other general mine equipment in western Canada. From 1972 to 1979 he acted in various capacities from Product Specialist to Sales Manager - Hard Rock Mining Division, Joy Manufacturing Company, Denver, CO. In such capacity he directed the sales and service of underground and surface mining equipment to mining operations.

In his capacity as founder and President, Mr. Deering oversees our day-to-day operations, and manages our long-term strategic exploration. Oversight of our operations involves financial and information systems management and exploration.

Brian Bisset has been on our Board of Directors since November, 2002. Mr. Bisset was the Director of Corporate Development for Accsys International Inc. from 1993 -1995. Accsys International Inc. developed a points card program to enhance retailers relations with their customers. The points card program that Accsys International, Inc. developed was a customer loyalty card which enabled retail customers to earn points based on their purchases which could be redeemed for merchandise or a discount on future purchases. Accsys International Inc.'s points card program was modeled after the airmiles card which allows customers to earn points for making purchases which can be redeemed for air travel. Brian worked for Mosquito Creek Mining Inc. from 1995 - 1997 as their Corporate Communications Representative. In 1997 Brian and two partners formed Corpfinance Advisors Ltd. Corpfinance Advisors Ltd. was established to help junior companies raise capital and assist in getting companies to the public markets in Canada. Corpfinance Advisors Ltd. has been successful in raising over CDN$8.0M in capital for emerging companies including CDN$2.5M for the Palcan Fuel Cell Co Inc. which is now listed on the TSX exchange in Canada (TSX:PC) and US$3.25M for the MDM Group Inc. which is researching cancer treatments.

Andrew Norins has been on our Board of Directors since November, 2002. Mr. Norins has been the operations Manager for Chopper Logistics in Montville, New Jersey since November 2001. In such capacity he has supervised dispatching and deliveries and has been the payroll controller. He also assisted the company in customer relations and scheduling. From January 2000 to November 2001, Mr. Norins owned and managed Westridge Enterprises in Greensboro North Carolina. As the manager of this bar/lounge Mr. Norins supervised all of the day to day operations of this company and handled the payroll and bookkeeping. Prior to that, he was employed as Logistics Center Supervisor at Penske Logistics in Garfield, New Jersey from June 1994. His responsibilities in such position included the handling of customer relations, payroll manager and supervising dispatchers, clerks and drivers. Mr. Norins received a Bachelor of Science from the University of Delaware in 1992 with a Minor in Business Administration.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors.

Mr. Deering serves as our sole officer and is expected to spend approximately eighty (80) hours per month on our business. However, Mr. Deering may spend additional time as needed if we are successful in obtaining additional funding. All remaining directors will spend no more than five (5) hours per month on our business.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

                               BOARD OF DIRECTORS

The board of directors consists of three directors.

                                BOARD COMMITTEES

In November 2002, our Board of Directors created the Compensation Committee, which is comprised of David Deering, Brian Bisset and Andrew Norins. The Compensation Committee has the authority to review all compensation matters relating to us. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees.

It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the Common Shares will be used in order to make an employee's compensation consistent with shareholders' gains.

It is expected that salaries will be set competitively relative to the mineral exploration industry and that individual experience and performance will be considered in setting salaries.

In November 2002, our Board of Directors created an Audit Committee, which is comprised of David Deering, Brian Bisset and Andrew Norins. The Audit Committee is charged with reviewing the following matters and advising and consulting with the entire Board of Directors with respect thereto: (i) the preparation of our annual financial statements in collaboration with our independent accountants;
(ii) annual review of our financial statements and annual report; and (iii) all contracts between us and our officers, directors and other affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of the entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to us and our stockholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Lack of Market for Our Common Stock

There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

Holders of Our Common Stock

As of the date of this registration statement, we had 47 registered shareholders.

Rule 144 Shares

As of the date of this registration statement, a total of 27,257,000 shares of our common stock are outstanding. Our common stock will be available for resale to the public after November 2003 with respect to 20,000,000 of these shares owned by David Deering and with respect to 2,000,000 of these shares owned by Brian Bisset and with respect to 2,000,000 of these shares owned by Andrew Norins, after December 2004 with respect to 3,200,000 of these shares and after March 2004 with respect to 57,000 of these shares, in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case, would equal approximately 280,380 shares as of the date of this prospectus; or

2. The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

                             EXECUTIVE COMPENSATION

David Deering has been our President and Secretary since inception and received no compensation for services performed during the 2002 and 2003 fiscal year, other than the 20,000,00 restricted shares issued to him for services in 2002. The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2003 fiscal year, for our Chief Executive Officer and for each of our other directors whose compensation on an annualized basis exceeded $100,000 during fiscal 2003.

                           SUMMARY COMPENSATION TABLE

            ANNUAL COMPENSATION                              LONG TERM COMPENSATION
  NAME AND                                      RESTRICTED        SECURITIES     OPTIONS
  PRINCIPAL   FISCAL    CASH      ANNUAL          STOCK           UNDERLYING     (NO. OF       ALL OTHER
  POSITION     YEAR     SALARY     BONUS       COMPENSATION         AWARDS       SHARES)     COMPENSATION
  --------     ----     ------     -----       ------------         ------       -------     ------------

David Deering
President and
Secretary      2003    $60,000       0             (1)                     0        0              0


(1) Mr. Deering received 20,000,000 founders shares for services rendered to us. He will not receive such compensation in the future.

We do not have written employment agreements with David Deering, our sole officer or Brian Bisset and Andrew Norins, the other members of our Board of Directors. We have agreed to pay an annual salary of $60,000 per year to our Mr. Deering for his first year as our officer. In addition, we have agreed to pay Mr. Bisset and Mr. Norins, our other directors, an annual fee of $6,000 for serving on our Board of Directors. In the future, we will determine on an annual basis how much compensation our officers and director will receive.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of August 19, 2003, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF                 AMOUNT AND NATURE OF      PERCENT OF
BENEFICIAL OWNER (1)                BENEFICIAL OWNERSHIP      OUTSTANDING SHARES
--------------------                --------------------      ------------------

5% STOCKHOLDERS, DIRECTORS
AND NAMED EXECUTIVE OFFICERS


David Deering                            20,000,000              73.38%
6418 NE Agate Beach Lane
Bainbridge Island, Washington 98110

Brian Bisset                              2,000,000               7.34%
6418 NE. Agate Beach Lane
Bainbridge Island, Washington 98110

Andrew Norins                             2,000,000               7.34%
6418 NE. Agate Beach Lane
Bainbridge Island, Washington 98110


Officers and Directors                   24,000,000              87.10%
as a Group


(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

                              SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the shares of common stock sold to a total of eleven seed investors in an offering in December 2002 pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933. In addition the selling stockholders consist of shares of common stock sold to a total of thirty-four investors in a Regulation D Rule 506 private placement undertaken by us in March 2003. None of the selling stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of August 19, 2003 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.



Name of selling stockholder     Shares of         Percent of     Shares of     Shares of        Percent(1)
                                common            Common         common        common
                                Stock owned       Stock owned    stock to be   Stock owned
                                prior             prior to       sold          After offering
                                to offering(1)    offering
Jim Fitzpatrick                        240,000           .88%        240,000              0              0
Doug Hopper                            240,000           .88%        240,000              0              0
Bill Whittle                           240,000           .88%        240,000              0              0
Earl Hope                              240,000           .88%        240,000              0              0
Michael Mulberry                       240,000           .88%        240,000              0              0
Robert Hunter                          280,000          1.03%        280,000              0              0
Barry Wieczorek                        400,000          1.47%        400,000              0              0
Peter Banysch                          400,000          1.47%        400,000              0              0
Paula Banysch                          400,000          1.47%        400,000              0              0
Chet Kurwaski                          260,000           .95%        260,000              0              0
Isabel Kurzawski                       260,000           .95%        260,000              0              0
Danielle Jackson                         1,000              *          1,000              0              0
Brian Currie                             1,000              *          1,000              0              0
Konstantina Skerik                       1,000              *          1,000              0              0
Kay Macintosh                            3,000              *          3,000              0              0
Gail Barber                              1,000              *          1,000              0              0
Raymond Davis                            1,000              *          1,000              0              0
Katharin Von Gavel                       1,000              *          1,000              0              0
June L. Craig                            1,000              *          1,000              0              0
Ellis P. Craig                           1,000              *          1,000              0              0
Alan Au                                  1,000              *          1,000              0              0
Robert Soper                             1,000              *          1,000              0              0
Stuart Rennie                            1,000              *          1,000              0              0
Karen Hunter Payne                       1,000              *          1,000              0              0
Russel Rennie                            1,000              *          1,000              0              0
Paul La Frenais                          1,000              *          1,000              0              0
Marie Rennie                             1,000              *          1,000              0              0
Linda Schilke                            1,000              *          1,000              0              0
William Cheng                            1,000              *          1,000              0              0
Stan Ford                                7,200              *          7,200              0              0
Brian MacDonald                          8,800              *          8,800              0              0
Fred Cooper                              8,800              *          8,800              0              0
Tom Eberlein                             1,000              *          1,000              0              0
Paula Eberlein                           1,000              *          1,000              0              0
David Clarke                             1,000              *          1,000              0              0
John Ramsay                              1,000              *          1,000              0              0
Brock Smither                            1,000              *          1,000              0              0
Belkis Rivero                            1,000              *          1,000              0              0
Lawrence Stephenson                      1,000              *          1,000              0              0
Michael Raleigh                          1,000              *          1,000              0              0
Colin G. Arthurs                         1,000              *          1,000              0              0
Maraway Holdings                         1,000              *          1,000              0              0
Sharon Ciccozzi                          1,000              *          1,000              0              0
Robert Krause                            1,000              *          1,000              0              0
Doug Stewart                             1,000              *          1,000              0              0

*    Less than one (1%)percent.

(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

                              PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $.40 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,
     o transactions involving cross or block trades on any securities or market where our common stock is trading,
     o purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
     o any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use approximately 400 square feet of leased office space in the historic 6418 NE Agate Beach Lane, Bainbridge Island Washington. We lease such space from David Deering, our President for $200 month which covers the use of the telephone, office equipment and furniture.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

                                     GENERAL

Our Articles of Incorporation authorize us to issue up to 50,000,000 Common Shares, $0.001 par value per common share. As of July 22, 2003, there were 27,257,000 shares of our common stock outstanding.

                                  COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully- paid and non-assessable.

Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

     o for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at 450 Fifth Street, N.W.,Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain further information by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement.

For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is American Registrar and Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111. Its telephone number is (801) 363-9065.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Gately & Associates, LLC independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                               TWIN VENTURES LTD.
                          (an exploration stage company)

                              FINANCIAL STATEMENTS

                           AS OF DECEMBER 31, 2002 and

                                 JUNE 30, 2003

                               TWIN VENTURES LTD.
                         (an exploration stage company)



INDEPENDENT AUDITOR'S REPORT                                    1

BALANCE SHEET                                                   2

STATEMENT OF OPERATIONS                                         3

STATEMENT OF STOCKHOLDERS' EQUITY                               4

STATEMENT OF CASH FLOWS                                         5

FINANCIAL STATEMENT FOOTNOTES                                   6

To The Board of Directors
Twin Ventures Ltd.
(An exploration stage company)
Bainridge Island, Washington

We have audited the accompanying balance sheet of Twin Ventures Ltd. (an exploration stage company), as of December 31, 2002 and June 30, 2003, and the related statement of operations, equity and cash flows from inception (November 6, 2002) through December 31, 2002 and June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Twin Ventures Ltd. (an exploration stage company), as of December 31, 2002 and June 30, 2003, and the results of its operations and its cash flows for the months then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has experienced losses from inception. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                      Gately & Associates, LLC
                                      Certified Public Accountants
                                      Orlando, Florida
                                      August 19, 2003


                               TWIN VENTURES LTD.
                         (a exploration stage company)

                                 BALANCE SHEET
                          As of December 31, 2002 and
                                 June 30, 2003

                                     ASSETS
                                     ------

CURRENT ASSETS                                                12/31/2002        6/30/2003
                                                              ---------         ---------
       Cash                                                  $      80          $  1,722
       Accounts receivable                                          --                --
                                                             ---------          ---------
                   Total Current Assets                             80             1,722
                                                             ---------          ---------

PROPERTY AND EQUIPMENT

       Web site design                                              --               744
       Less: accumulated depreciation                               --                --
                                                             ---------          ---------
                   Total Property and Equipment                     --               744
                                                             ---------          ---------
                   TOTAL ASSETS                              $      80          $  2,466
                                                             =========          =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES

       Accounts payable                                      $     500          $  1,200
       Accrued expenses and
       short term contract payable                              12,500             2,750
                                                             ---------          ---------
                   Total Current Liabilities                    13,000             3,950

LONG-TERM LIABILITIES

       Contract payable - the "Ritz Claim"                      17,500            15,000
                                                             ---------          ---------
       TOTAL LIABILITIES                                        30,500            18,950
                                                             ---------          ---------
STOCKHOLDERS' EQUITY

       Common Stock, $.0001 par value
           Authorized: 50,000,000

           Issued: 27,200,000 and 27,257,000, respectively       2,720             2,726
       Additional paid in capital                              115,280           129,524
       Preferred stock, $.0001 par value
           Authorized: 10,000,000   Issued: none                    --                --
       Stock subscription receivable                            (2,500)               --
       Accumulated deficit during exploration stage           (145,920)         (148,734)
                                                             ---------          ---------

                   Total Stockholders' Equity                  (30,420)          (16,484)
                                                             ---------          ---------
                   TOTAL LIABILITIES AND EQUITY              $      80          $  2,466
                                                             =========          =========


   The accompanying notes are an integral part of these financial statements.

                               TWIN VENTURES LTD.
                          (a exploration stage company)

                             STATEMENT OF OPERATIONS

       For the two months ending December 31, 2002, the six months ending
    June 30, 2003 and from inception (November 6, 2002) through June 30, 2003

                                                     12/31/2002           6/30/2003                FROM
                                                                                              INCEPTION

REVENUE                                                      --        $         --                  --
                                                   ------------        ------------        ------------


COST OF SERVICES                                             --                  --                  --
                                                   ------------        ------------        ------------


GROSS PROFIT OR (LOSS)                                       --                  --                  --
                                                   ------------        ------------        ------------


GENERAL AND ADMINISTRATIVE EXPENSES
                                                        112,420               2,814             115,234

GENERAL EXPLORATION                                      33,500                  --              33,500
                                                   ------------        ------------        ------------

OPERATING INCOME                                       (145,920)             (2,814)           (148,734)
                                                   ------------        ------------        ------------

ACCUMMULATED DEFICIT                                   (145,920)       $     (2,814)       $   (148,734)
                                                   ------------        ------------        ------------


Earnings (loss) per share, basic and diluted                 (0)       $         (0)

Weighted average number of common shares             27,200,000          27,242,750



   The accompanying notes are an integral part of these financial statements.

                               TWIN VENTURES LTD.
                          (a exploration stage company)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                           As of December 31, 2002 and
                                  June 30, 2003

                                                                          ADDITIONAL
                                     COMMON               PAR              PAID IN            ACCUM.             TOTAL
                                     STOCK               VALUE             CAPITAL            DEFICIT           EQUITY
                             -------------------------------------------------------------------------------------------------

Incorporation, October 6, 2002                --        $        --        $        --       $        --        $        --

Common stock subscribed                3,200,000                320             15,680                               16,000

Stock subscription receivable                                                                                        (2,500)

Stock issued for services             24,000,000              2,400             99,600                              102,000

Net income (loss)                                                                               (145,920)          (145,920)
                                     -----------------------------------------------------------------------------------------

Balance, December 31, 2002            27,200,000        $     2,720        $   115,280      $   (145,920)       $   (30,420)

Common stock issued for cash              57,000                  6             14,244                               14,250

Stock subscription received                                                                                           2,500

Net income (loss)                                                                                 (2,814)            (2,814)
                                     -----------------------------------------------------------------------------------------

Balance, June 30, 2003               27,257,000        $     2,726        $   129,524       $   (148,734)       $   (16,484)
                                     =========================================================================================


   The accompanying notes are an integral part of these financial statements.

                               TWIN VENTURES LTD.
                          (a exploration stage company)

                            STATEMENTS OF CASH FLOWS

       For the two months ending December 31, 2002, the six months ending
    June 30, 2003 and from inception (November 6, 2002) through June 30, 2003


CASH FLOWS FROM OPERATING ACTIVITIES                                                     FROM
                                                         12/31/2002       6/30/2003      INCEPTION


Net income (loss)                                       $ (145,920)       $ (2,814)     $(148,734)
                                                          ---------       ---------      ---------
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:

 Depreciation                                                    -               -              -
 Compensation in the form of stock                         102,000               -        102,000
 Mineral rights expensed                                    13,500           2,500         16,000
 (Increase) Decrease in accounts receivable                      -              -               -
 Increase (Decrease) in accounts payable                       500             700          1,200
 Increase (Decrease) in accrued expenses                    12,500          (9,750)           250
 Increase (Decrease) in contract payable                    17,500          (2,500)        17,500
                                                          ---------       ---------      ---------
   Total adjustments to net income                         146,000          (9,050)       136,950
                                                          ---------       ---------      ---------
 Net cash provided by (used in) operating activities            80         (11,864)       (11,784)
                                                          ---------       ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES

 Cash paid for web site design                                                (744)          (744)
 Cash paid for mineral rights                              (13,500)         (2,500)       (16,000)
                                                          ---------       ---------      ---------
 Net cash flows provided by (used in) investing
 activities                                                (13,500)         (3,244)       (16,744)
                                                          ---------       ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES

 Proceeds from stock issuance                               13,500          16,750         30,250
                                                          ---------       ---------      ---------

 Net cash provided by (used in) financing activities        13,500          16,750         30,250
                                                          ---------       ---------      ---------

CASH RECONCILIATION

 Net increase (decrease) in cash                                80           1,642          1,722
 Cash - beginning balance                                         -             80              -
                                                          ---------       ---------      ---------

CASH BALANCE END OF PERIOD                               $      80       $   1,722      $   1,722
                                                          =========       =========      =========


   The accompanying notes are an integral part of these financial statements.

NOTE  1  -  OPERATIONS  AND  BASIS  OF  PRESENTATION
            ----------------------------------------

Twin Ventures Ltd. (the Company), a exploration stage company, was incorporated on November 6, 2002 in the State of Delaware and is headquartered in Bainridge Island, Washington. The Company is an exploration stage mining and mineral company. On November 21, 2002 the Company became actively engaged in acquiring mineral properties, raising capital, and preparing properties for production. The Company did not have any significant mining operations or activities from inception; accordingly, the Company is deemed to be in the exploration stage. For purposes of recording the Company's mineral claims in Canada, the Company acquired New Heights Capital Corporation (a Canadian corporation) and transferred the claims listed in the following paragraph into the subsidiary in exchange for 100% of the subsidiary's outstanding stock.

On November 21, 2002, the Company acquired mineral claims (the "Ritz Claims") located in the Lillooet Lake Region of Southwest British Columbia, Canada. The property consists twenty unpatented two post mineral claims and one unpatented four post mineral claim representing forty units that have been staked and recorded in the Lillooet mining division. The Company has not commenced economic production and is therefore still considered to be in the exploration stage.

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of the mineral properties and other assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses of from inception to March 31, 2003. The Company has not realized economic production from its mineral properties as of March 31, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management continues to actively seek additional sources of capital to fund current and future operations. There is no assurance that the Company will be successful in continuing to raise additional capital, establishing probable or proven reserves, or determining if the mineral properties can be mined economically. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
            ----------------------------------------------

Revenue and Cost Recognition
----------------------------

The Company uses the accrual basis of accounting for financial statement reporting. Revenues and expenses are recognized in accordance with Generally Accepted Accounting Principles for the industry. Certain period expenses are recorded when obligations are incurred.

Use  of  Estimates
------------------

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Accounts Receivable, deposits, Accounts Payable and accrued Expenses
--------------------------------------------------------------------

Accounts receivable have historically been immaterial and therefore no allowance for doubtful accounts has been established. Normal operating refundable Company deposits are listed as Other Assets. Accounts payable and accrued expenses consist of trade payables created from the normal course of business.

Mineral  Properties  and  Mining  Equipment
-------------------------------------------

Mineral properties and mining equipment include land and mining equipment carried at cost. Mining equipment including mill facilities is depreciated using the straight-line method over estimated useful lives of 5 to 15 years, or the units-of-production method based on estimated tons of ore reserves if the equipment is located at a producing property with a shorter economic life. Mining equipment not in service is not depreciated.

During 1997, the Securities and Exchange Commission (SEC) staff reconsidered existing accounting practices for mineral expenditures by United States junior mining companies. They now interpret generally accepted accounting policy for junior mining companies to permit capitalization of acquisition and exploration costs only after persuasive engineering evidence is obtained to support recoverability of these costs (ideally upon determination of proven and/or probable reserves based upon dense drilling samples and feasibility studies by a recognized independent engineer). Although the Company has obtained samples, and an independent engineer has deemed the properties may contain platinum group metals, management has chosen to follow the more conservative method of accounting by expending all mineral costs, for which there is no feasibility study.

Land  Options
-------------

As noted above, since the Company interprets generally accepted accounting policies to permit capitalization of acquisition costs including leases and land options only after persuasive engineering evidence has been obtained to support recoverability of these costs, these costs will be expensed.

Non-mining Property and Equipment
---------------------------------

Property and equipment purchased by the Company are recorded at cost. Depreciation is computed by the straight-line method based upon the estimated useful lives of the respective assets. Expenditures for repairs and maintenance are charged to expense as incurred as are any items purchased which are below the Company's capitalization threshold of $1,000.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from accounts, and any related gain or loss is reflected in income for the period.

Reclamation and Environmental Costs
-----------------------------------

Reclamation costs and related accruals are based on the Company's interpretation of environmental and regulatory requirements. Minimum standards for mine reclamation have been established by various governmental agencies. Reclamation, site restoration, and closure costs for each producing mine are accrued over the life of the mine using the units-of-production method. Ongoing reclamation activities are expensed in the period incurred.

Income  Taxes
-------------

The Company accounts for income taxes using the liability method which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company's management determines if a valuation allowance is necessary to reduce any tax benefits when the available benefits are more likely than not to expire before they can be used.

Inventory
---------

Inventory is stated at net realizable value.

Stock  Based  Compensation
--------------------------

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123), which is effective for periods beginning after December 15, 1995. SFAS 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value or provide pro-forma disclosure of the effect on net income and earnings per share in the Notes to the Financial Statements. The Company has adopted SFAS 123 in accounting for stock-based compensation.

Cash  and  Cash  Equivalents, and Credit Risk
---------------------------------------------

For purposes of reporting cash flows, the Company considers all cash accounts with maturities of 90 days or less and which are not subject to withdrawal restrictions or penalties, as cash and cash equivalents in the accompanying balance sheet.

The portion of deposits in a financial institution that insures its deposits with the FDIC up to $100,000 per depositor in excess of such insured amounts are not subject to insurance and represent a credit risk to the Company.

Foreign Currency Translation and Transactions
---------------------------------------------

The Company's functional currency is the US dollar. No material translations or transactions have occurred. Upon the occurrence of such material transactions or the need for translation adjustments, the Company will adopt Financial Accounting Standard No. 52 and other methods in conformity with Generally Accepted Accounting Principles.

Earnings Per Share
--------------------

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share". SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period.

Leases
------

The Company accounts for leases in accordance with Generally Accepted Accounting Principles which require operating leases to be expensed and capital leases to be capitalized and amortized over the lease term. Leased mining properties under capital leases are expensed until such time that an engineering study has been completed showing proven mining reserves.

NOTE  3  -  AFFILIATES  AND  RELATED  PARTIES
            ---------------------------------

Significant relationships with (1) companies affiliated through common ownership and/or management, and (2) other related parties are as follows:

The Company has ownership of the "Ritz Claims" which was purchased from a director of the Company. The purchase requires services to the Company from the Director per the purchase agreement dated November 21, 2002. See Footnote #5 for a description of this Project.

The Company has an informal month-to-month operating lease for office space with the Company's President in the amount of $200 per month. The lease covers the use of phone, space, office equipment and furniture.

The Company has stock-based compensation agreements with an officer and 2 directors of the Company as disclosed in Footnote No. 7.

NOTE  4  -  MINERAL  PROPERTIES  AND  MINING  EQUIPMENT
            -------------------------------------------

The Company's net investment in mineral properties and mining equipment includes the "Ritz Claim" as described in footnote #1. All costs related to the claim have been expended in accordance with Generally Accepted Accounting Principles for the industry.

NOTE  5 -  INCOME  TAXES
           -------------

The Company has available net operating loss carryforwards for financial statement and federal income tax purposes. These loss carryforwards expire if not used by the year 2022. The Company's management has decided a valuation allowance is necessary to reduce any tax benefits because the available benefits are more likely than not to expire before they can be used.

NOTE 6 - LONG-TERM DEBT
         --------------

On November 21, 2002, the Company entered into an agreement with Mr. Garth Barton for the purchase of mining property, the "Ritz Claim", located in the Lillooet Lake Region of Southwest British Columbia, Canada. The "Ritz Claim" is title to forty (40) mineral claim units that are unpatented. The total purchase price of the claim is $33,500 due per terms of the contract with advance royalties of $25,000 to be paid annually commencing 36 months from the date of signature of the agreement. The property is subject to a royalty agreement.

The contract payment schedule calls for $13,500 to be paid upon delivery of a summary geological report and transfer of property title. The $13,500 was paid per the contract. On February 28, 2003 a payment of $2,500 was made per contract schedule. Twelve months from the date of title registration, $2,500 becomes due with another $2,500 due twenty four months from such date. No later than thirty six months from the date of signature on the contract, the balance of payment is due for a total purchase price of $33,500.

NOTE  7 -  SHAREHOLDERS'  EQUITY
           ---------------------

Preferred Stock
---------------

The Company has authorized ten million (10,000,000) shares of preferred stock with a par value of $.0001, none of which have been issued.

Common Stock
------------

The Company has authorized fifty million (50,000,000) shares of common stock with a par value of $.0001.

Sale Restrictions on Common Stock
---------------------------------

As of June 30, 2003, a total of 27,257,000 shares of common stock are outstanding. Sales of these shares of stock are restricted under Rule 144 of the Securities Act of 1933. Our common stock will be available for resale to the public after November 2003 with respect to 20,000,000 of these shares owned by David Deering and with respect to 2,000,000 of these shares owned by Brian Bisset and with respect to 2,000,000 of these shares owned by Andrew Norins, after December 2004 with respect to 3,200,000 of these shares and after March 2004 with respect to 57,000 of these shares, in accordance with the volume and trading limitations of Rule 144 of the Act.

Common Stock Subscribed and Issued for Cash
-------------------------------------------

During December, 2002, the Company undertook an offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 to raise $16,000 in the issuance of 3,200,000 shares of common stock for the purpose of the acquisition and exploration of mining properties. The Company's management considers this offering to be exempt under the Securities Act of 1933. A receivable for stock subscribed was recorded in the equity section of the financial statements at December 31, 2002 for cash amounts that had not yet been received by the Company. During the first quarter of 2003 the cash outstanding from stock subscribed was received and the stock subscribed was converted by memo to common stock and the stock certificates issued.

During March 2003, the Company undertook a Regulation D Rule 506 private placement offering to raise $14,250 for the issuance of 57,000 shares of common stock for the purpose of mineral exploration. The Company's management considers this offering to be exempt under the Securities Act of 1933.

Common Stock Recorded as Deferred Compensation
----------------------------------------------

The Company does not have an employee stock compensation package set up at this time. The stock compensation that has been granted falls under Rule 144. Compliance with Rule 144 is discussed in the following paragraph.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case, would equal approximately 280,380 shares as of the date of this prospectus; or

2. The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

The Company records stock issued for services and future services at the fair value of the stock issued, if known, or the fair value of the services if the fair value of the stock is not determined and no value is contemplated in the contract. The stock is recorded as issued in the equity section of the financial statements when a contract for services is entered into for stock compensation.

On November 8, 2002, the Company entered into a service agreement with Mr. David Deering, the President of the Company, for a 12 month term which is renewable by both parties after the twelve month term. The agreement called for the issuance of twenty million (20,000,000) common shares of stock for the value of such services, $85,000. The value of the shares was established by the fair value of the services to be provided as a fair trading value of the stock had not been established. The number of shares issued was based on the price the shares were sold in the Company's first private placement with a 15% discount since such shares were restricted in accordance with Rule 144 of the Securities Act of 1933. Due to the uncertainty of the Company's ability to continue as a going concern, the amounts were recorded as an expense when the shares were issued.

On November 8, 2002, the Company entered into a service agreement with Mr. Brian Bisset, a Director of the Company, for a 12 month term which is renewable by both parties after the twelve month term. The agreement called for the issuance of two million (2,000,000) common shares of stock for the value of such services, $8,500. The value of the shares was established by the fair value of the services to be provided as a fair trading value of the stock had not been established. The number of shares issued was based on the price the shares were sold in the Company's first private placement with a 15% discount since such shares were restricted in accordance with Rule 144 of the Securities Act of 1933. Due to the uncertainty of the Company's ability to continue as a going concern, the amounts were recorded as an expense when the shares were issued.

On November 8, 2002, the Company entered into a service agreement with Mr. Andrew Norins, a Director of the Company, for a 12 month term which is renewable by both parties after the twelve month term. The agreement called for the issuance of two million (2,000,000) common shares of stock for the value of such services, $8,500. The number of shares issued was based on the price the shares were sold in the Company's first private placement with a 15% discount since such shares were restricted in accordance with Rule 144 of the Securities Act of 1933. Due to the uncertainty of the Company's ability to continue as a going concern, the amounts were recorded as an expense when the shares were issued.

The value of the shares was established by the fair value of the services to be provided as a fair trading value of the stock had not been established.

NOTE 8 - ACQUISITIONS
         ------------

On November 21, 2002, the Company entered into an agreement with Mr. Garth Barton for the purchase of mining property, the "Ritz Claim", located in the Lillooet Lake Region of Southwest British Columbia, Canada. The "Ritz Claim" is title to forty (40) mineral claim units that are unpatented. The total purchase price of the claim is $33,500 due per terms of the contract with advance royalties of $25,000 to be paid annually commencing 36 months from the date of signature of the agreement. Failure to pay the advance royalties will cause a reversion of the property within 10 days of such failure. The property is subject to a 2 1/2% Net Smelter Royalty (NSR) and a 7 1/2% Gross Rock Royalty
(GRR). 1 1/2% of the NSR can be acquired for $1.0 million within 12 months from the commencement of commercial production. Mr. Barton is required to keep the claims in good standing for at least 18 months from the date of the agreement. In addition, Mr. Barton will provide geological consulting services for the claims and will maintain the claims in good standing for a period of 36 months with fees advanced by the Company prior to the anniversary dates from signature of the agreement. Said fees are to be deducted from the total cost.

On April 22, 2003, the Company acquired the outstanding common share (one common share) of New Heights Capital Corporation, an inactive Canadian corporation, for the purpose of recording the Company's Canadian "Ritz Claim" in a Canadian corporation as required. The "Ritz Claim" was transferred to the subsidiary in exchange for the subsidiary's outstanding common share of stock. New Heights Capital Corporation is a wholly owned Canadian subsidiary of the Company.

NOTE  9 -  COMMITMENTS  AND  CONTINGENCIES
           -------------------------------

The Company's "Ritz Claims" will revert back to the seller within no less than a 10 day period if the Company fails to make the $25,000 annual advance royalty payments per the sales contract commencing 36 months from the date of the contract.

Management is not aware of any contingent matters that could have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

NOTE  10 -  LITIGATION, CLAIMS AND ASSESSMENTS
            ----------------------------------

From time to time in the normal course of business the Company will be involved in litigation. The Company's management has determined any asserted or unasserted claims to be immaterial to the financial statements.


NOTE  11 - GOING CONCERN
           -------------

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has experienced losses from inception. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Lack an Operating History and Have Losses Which We Expect to Continue into The Future.

We were incorporated in November 2002 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $146,600. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

     -    our ability to locate a profitable mineral property
     -    our ability to generate revenues
     - our ability to raise the capital necessary to continue exploration of the property.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

The company intends to generate additional capital from the public markets to increase its ability to locate profitable mineral property and generate revenues. In the past, the Company has been successful with raising minimum cash flows through private placement. The Company may also consider public or private debt transactions and/or further private placement, but has no such actions in place at this time.

                               TWIN VENTURES LTD.

                         27,257,000 Shares Common Stock

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                  August 19, 2003

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that the we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the DGCL. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the DGCL. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Item 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange                         $ 100
Commission registration fee
Legal fees and expenses (1)                  $ 10,000
Accounting fees and                           $ 5,000
expenses (1)

Miscellaneous (1)                                 $ 0
Total (1)                                    $ 15,100


(1) Estimated.

Item 26.   RECENT SALES OF UNREGISTERED SECURITIES.

Twin Ventures Inc. was incorporated in the State of Delaware on November 6, 2003 and 20,000,000 shares were issued to David Deering and 2,000,000 shares were each issued to Brian Bisset and Andrew Norins in reliance on the exemption under
Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to David Deering as founders shares as compensation for services for an aggregate amount paid of $22,000.00 based on the par value of the stock.

In December 2002, we sold a total of 3,200,000 shares of our common stock to 11 shareholders at a price of $.005 per share for a total of $16,000 in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Jim Fitzpatrick                            240,000
Doug Hopper                                240,000
Bill Whittle                               240,000
Earl Hope                                  240,000
Michael Mulberry                           240,000
Robert Hunter                              280,000
Barry Wieczorek                            400,000
Peter Banysch                              400,000
Paula Banysch                              400,000
Chet Kurzawski                             260,000
Isabel Kurzawski                           260,000


In March 2003, we completed a Regulation D, Rule 506 Offering in which we issued a total of 57,000 shares of our common stock to 34 shareholders at a price per share of $.40 for an aggregate offering price of $14,250. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:


Danielle Jackson:                   1,000
Brian Currie:                       1,000
Konstantina Skerik:                 1,000
Kay Macintosh:                      3,000
Gail Barber:                        1,000
Raymond Davis:                      1,000
Katharin Von Gavel:                 1,000
June L.Craig:                       1,000
Ellis P.Craig:                      1,000
Alan Au:                            1,000
Robert Soper:                       1,000
Stuart Rennie:                      1,000
Karen Hunter Payne:                 1,000
Russel Rennie:                      1,000
Paul La Frenais:                    1,000
Marie Rennie:                       1,000
Linda Schilke:                      1,000
William Cheng:                      1,000
Stan Ford:                          7,200
Brian MacDonald:                    8,000
Fred Cooper:                        8,800
Tom Eberlein:                       1,000
Pauline Eberlein:                   1,000
David Clarke:                       1,000
John Ramsay:                        1,000
Brock Smither:                      1,000
Belkis Rivero:                      1,000
Lawrence Stephenson:                1,000
Michael Raleigh:                    1,000
Colin G.Arthurs:                    1,000

Maraway Holdings:                   1,000
Sharon Ciccozzi:                    1,000
Robert Krause:                      1,000
Doug Stewart:                       1,000

The Common Stock issued in the Company's Regulation D, Rule 506 offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A) No general solicitation or advertising was conducted by the Company in connection with the offering of any of the Shares.

(B) At the time of the offering the Company was not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C) Neither the Company, nor any predecessor of the Company, nor any director of the Company, nor any beneficial owner of 10% or more of any class of the Company's equity securities, nor any promoter currently connected with the Company in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D) The offers and sales of securities by the Company pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E) None of the investors are affiliated with any director, officer or promoter of the Company or any beneficial owner of 10% or more of the Company's securities.

All of the shareholders who purchased shares in the 506 offering represented to us that they were accredited and/or sophisticated investors. Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2003 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT    DESCRIPTION


3.1        Certificate of Incorporation of Twin Ventures Ltd. *

3.2        By-laws of Twin Ventures Ltd. *

5.1        Opinion of Anslow & Jaclin LLP

10.1 Mineral Rights Agreement dated November 21, 2002 between Twin Ventures Ltd. and Garth Barton *

10.2       Bill of Sale *

23.1       Consent of Gately & Associates

23.2       Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

23.3       Consent of Laurence Stephenson, Independent Geologist **

24.1 Power of Attorney (included on page II-6 of the registration statement)

99.1       Geological and geochemical Report on the RITZ mineral claims **

99.2       Location and Access Map **

*    Filed with the original Form SB-2 on May 5, 2003 (SEC File No. 333-105008)
**   Filed with Amendment No.1 to Form SB-2 on July 1, 2003
     (Sec File No. 333-105008)

Item 28.   UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of

Washington, on the 19th day of August, 2003.

                     TWIN VENTURES LTD.

                     By:  /s/  David Deering
                     -------------------------------
                               DAVID DEERING
                         PRESIDENT, CHIEF EXECUTIVE
                           OFFICER, AND SECRETARY

                                POWER OF ATTORNEY

The undersigned directors and officers of Twin Ventures Ltd. hereby constitute and appoint David Deering, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


By:   /s/ David Deering                President, Chief   Dated: August 19, 2003
      -----------------------------    Secretary and
      David Deering                    Director


By:   /s/ Brian Bisset                 Director           Dated: August 19, 2003
      -----------------------------
      Brian Bisset

By:   /s/  Andrew Norins               Director           Dated: August 19, 2003
      -----------------------------
            Andrew Norins